UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2014 (May 2, 2014)

National Health Investors, Inc.
(Exact name of Registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

001-10822	62-1470956
(Commission File No.)	(I.R.S. Employer
Identification No.)

222 Robert Rose Drive
Murfreesboro, Tennessee 37129
(Address of principal executive offices)

(615) 890-9100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Items.

In order to provide a better basis for comparing the results of our operations with those of others in our industry, National Health Investors, Inc. has revised its interpretation of the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”) for the performance metric, Funds From Operations (“FFO”). We now consider “real estate depreciation” to include all amounts associated with real property under triple-net lease.

To consistently report results of operations in accordance with our revised interpretation, we have restated amounts previously disclosed according to our past interpretation of FFO. With the presentation included as Exhibit 99.1, we provide reconciliation from net income applicable to common shares, the most directly comparable financial GAAP metric, to FFO.

Our measure of FFO may not be comparable to similarly titled measures used by other REITs. Consequently, our FFO may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not define the term in accordance with the current NAREIT definition or may have a different interpretation of the current NAREIT definition from us, caution should continue to be exercised when comparing our FFO to that of other REITs.

In addition, we have restated amounts previously reported for our performance metrics, normalized Adjusted FFO and normalized Funds Available for Distribution, to conform to our current definitions.

Item 9.01. Financial Statements and Exhibits.

Exhibit Index

Number	Exhibit
99.1	Reconciliation of Funds from Operations, Normalized Funds from Operations, Adjusted Funds from Operations, and Funds Available for Distribution with Amounts Previously Reported

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Health Investors, Inc.

By: /s/ Roger R. Hopkins
Name: Roger R. Hopkins
Title: Chief Accounting Officer

Date: May 2, 2014